Exhibit 99.1

CorEnergy Completes $125 Million Acquisition of MoGas Pipeline

Expected to support dividend increase in 2015
Amended and upsized revolving credit facility

FOR IMMEDIATE RELEASE

KANSAS CITY, MO. – November 24, 2014 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) (“CorEnergy”) today announced that it has closed its previously announced acquisition of the ownership and operations of the MoGas Pipeline System for $125 million in cash. In connection with the consummation of the acquisition, the Company has entered into a newly amended revolving credit facility with borrowing capacity of up to $93 million in aggregate.

“We are pleased to add this strategic asset to our energy infrastructure portfolio,” said David Schulte, Chief Executive Officer of CorEnergy. “We expect that future opportunities associated with this transaction together with enhanced liquidity under our credit facility will provide further growth and diversification to our asset base, which will ultimately benefit our shareholders.”

“We are delighted by this new partnership with CorEnergy,” said Cy Zebot, President of MoGas Pipeline, LLC. “This transaction continues to support MoGas’ high-quality natural gas transportation services. In addition, by retaining all of MoGas’ talented employees, the transition should be seamless and transparent, enabling MoGas to serve its customers most effectively.”

The MoGas Pipeline System

The MoGas Pipeline System is an approximately 263-mile interstate natural gas pipeline system which originates in northeast Missouri, and extends into western Illinois and central Missouri. The pipeline maintains receipt points with Mississippi River Transmission Corporation in eastern St. Louis and with Panhandle Eastern Pipe Line Company and Rockies Express Pipeline on the northern end of the system.

Primary customers are Laclede Gas Company and Ameren Missouri, both serving the St. Louis metropolitan area with local gas distribution services, and Omega Pipeline serving Ft. Leonard Wood in central Missouri. Omega Pipeline is a wholly owned subsidiary of CorEnergy. Transportation agreements are governed by FERC-approved natural gas tariffs.

Transaction Financing

CorEnergy paid $125 million in cash for the purchase of the MoGas Pipeline System. The acquisition price was funded with a combination of borrowings under the Company’s newly upsized credit facility and with proceeds from the CorEnergy’s previously announced public offering of common stock, which also closed this morning.

Credit Facility Expansion

The Company has amended and upsized its existing $30 million revolving credit facility. The newly amended facility provides CorEnergy with borrowing commitments of $93 million, consisting of $90 million at the parent entity level and $3 million at the subsidiary entity level (collectively, the “Credit Facility”). At the parent entity level, the Company has $32 million presently drawn against the Credit Facility, providing for approximately $58 million of un-utilized borrowing capacity that is subject to a borrowing base.

The Credit Facility has a maturity date of November 24, 2018. For the first six months, borrowings under the Credit Facility will bear interest on the outstanding principal amount at an initial rate of LIBOR plus 3.50%. After the first six months, a pricing grid will be used to determine the interest rate. Beginning May 24, 2015, the interest rate, as determined by the pricing grid, is expected to equal either a base rate plus an applicable margin of 1.50% - 2.25% or a LIBOR rate plus an applicable margin of 2.75% - 3.50%. The applicable spread for each interest rate is based on the Company's total recourse leverage ratio.

Advisors

BofA Merrill Lynch is acting as exclusive structuring advisor in connection with CorEnergy's energy infrastructure real asset strategy.

Regions Capital Markets, a division or Regions Bank, and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as Joint Lead Arrangers and Joint Bookrunners for the Credit Facility. Regions Bank will serve as Administrative Agent and Bank of America N.A. will serve as Syndication Agent for the Credit Facility.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases. These assets include pipelines, storage tanks, transmission lines and gathering systems.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com